Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260674) pertaining to the 2021 Equity Compensation Plan, 2021 Employee Stock Purchase Plan, 2018 Share Incentive Plan, and 2017 Share Incentive Plan of our report dated August 6, 2021 (except for the effects of the 1-for-2 reserve share split discussed in the first paragraph of Note 19, as to which the date is September 13, 2021), with respect to the consolidated financial statements of GLOBALFOUNDRIES Inc. for the year ended December 31, 2020 included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Jose, California
April 14, 2023